FOR IMMEDIATE RELEASE:

ValueRich announces NYSE Amex notification of non-compliance and delisting

WEST PALM BEACH, Fla. December 2, 2010: ValueRich, Inc. (the “Company”) announced that the NYSE Amex has notified the Company that its listing is out of compliance with the NYSE Amex continued listing standards as a result of the Company’s failure to file financial information as of and for its third fiscal quarter ended October 2, 2010.

Initially, the Company was not able to complete the preparation of the financial statements and certain related information required to be included in the Form 10-Q, and therefore was not able to timely file the Form 10-Q, due to the change in the company's independent registered public accounting firm as disclosed in the company's Form 8-K previously filed.  After careful review the board of directors has determined that ValueRich is no longer able to maintain the NYSE Amex continued listing standards set forth by the NYSE Amex stock exchange. The Company’s board has voted for a cost-saving matter, the company intends to delist its common stock from the NYSE Amex and deregister its common stock under the Securities Exchange Act of 1934.

“On one hand we are saying good-bye to our listing on an exclusive and iconic stock exchange but on the other hand our cost saving measure will hopefully allow us to move forward as a productive and successful company. We are especially proud of the business decisions we have made in past year and we believe we have successfully transitioned our business model.  Our intention as a company is to continue to trade publicly, there are many available options for smaller companies to trade as micro-cap public companies and we intend to explore our options that best suit our short-term finances and our longer-term goals to build shareholder value for our current and future shareholders”. Said Joseph Visconti, CEO of ValueRich, Inc.

About ValueRich, Inc.

ValueRich is engaged in the Investment, development and management of real estate assets located in Port St. Lucie, Florida.  In early January of 2010 ValueRich and its wholly owned subsidiaries acquired Tesoro Preserve Development assets located in Port St. Lucie, Florida.

This press release contains statements, which may constitute ``forward-looking statements'' within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.

 The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements contained in this press release include, statements regarding our ability to engage in future real estate purchases.  All forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update these forward-looking statements other than as required by law.  Changing markets and various factors could make it more difficult to purchase property at favorable prices and the risk factors discussed in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings are available at www.sec.gov.

Contact:  Joseph C. Visconti
joseph@ivaluerich.com
561-370-3617